ANNEX A


                                 Form of Lock-Up
                                 ---------------


Brentley C. Martin, President/CEO
Emerson Bennett & Associates
Corporate Headquarters
6261 N.W. 6th Way, Suite 207
Fort Lauderdale, Florida 33309

Daniel T. Guilfoile, Director, Investment Banking
Nutmeg Securities, Ltd.
495 Post Road East
Westport, Connecticut 06880

Gentlemen:

         Reference is made to the Underwriting Agreement, dated August ___, 1999 (the "Underwriting Agreement"), between Bio-Aqua Systems, Inc., a Florida corporation (the "Company"), and Emerson Bennett & Associates and Nutmeg Securities, Ltd. (the "Underwriter"). Capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Underwriting Agreement.

         1. In consideration of the Underwriting Agreement, the undersigned hereby agrees not to, without the prior written consent of the Underwriter and except as set forth in Section 2, offer, sell or otherwise dispose of any shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), or any securities convertible into or exercisable or exchangeable for, or any right to purchase or acquire Common Stock ("Warrants") owned by the Undersigned for a period of twelve (12) months after the date of the Underwriting Agreement.

         2. The restrictions set forth in Section 1 shall not apply to private sales or transfers of Common Stock or Warrants to purchasers or transferees who agree in writing to be bound by the terms set forth herein.

         3. The undersigned hereby waives the registration rights to which the undersigned may be entitled to until the expiration of such twelve (12) month period.

Date:    August ___, 1999
                                                     Very truly yours,



                                                     By:  ____________________
                                                              Name